UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Behringer Harvard REIT I, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BEHRINGER HARVARD REIT I, INC.

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE:	12:00 p.m. local time on Friday, June 21, 2013

PLACE:	Westin Galleria Dallas The Waco Room 13340 Dallas Parkway Dallas, Texas 75240

ITEMS OF BUSINESS:	(1) To elect five individuals to serve on the board of directors until the next annual meeting of stockholders and until their respective successors are duly elected and qualify;

(2) To hold a non-binding, advisory vote on the compensation of our named executive officers;

(3) To hold a non-binding, advisory vote on the frequency of holding non-binding, advisory votes on the compensation of our named executive officers; and

(4) To transact such other business as may properly come before the annual meeting and any adjournments or postponements thereof.

RECORD DATE:	You can vote if you are a stockholder of record as of the record date, the close of business on March 25, 2013.

ANNUAL REPORT:	Our 2012 Annual Report, which is not a part of the proxy soliciting material, is enclosed.

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:	The proxy statement, including a form of proxy, and our 2012 Annual Report are available online at www.behringerharvard.com/proxy.

PROXY VOTING:

Your vote is very important. We encourage you to read this proxy statement and submit your proxy as soon as possible, whether or not you plan to attend the annual meeting. You may submit your proxy for the annual meeting by completing, signing, dating and returning the proxy card sent to you in the pre-addressed, postage-paid envelope provided with this proxy statement or by using the telephone or Internet. For specific instructions on how to vote your shares, please refer to the instructions on the proxy card.

By Order of the Board of Directors,

/s/ Telisa Webb Schelin

Telisa Webb Schelin
Senior Vice President — Legal, General Counsel and Secretary

BEHRINGER HARVARD REIT I, INC.

17300 Dallas Parkway, Suite 1010

Dallas, Texas  75248

Proxy Statement

2013 Annual Meeting of Stockholders
To Be Held Friday, June 21, 2013

We are providing these proxy materials in connection with the solicitation by Behringer Harvard REIT I, Inc., a Maryland corporation (the “Company,” “we,” “our” or “us”), of proxies for use at the 2013 Annual Meeting of Stockholders to be held on Friday, June 21, 2013, at 12:00 p.m. local time in the Waco Room at the Westin Galleria Dallas, located at 13340 Dallas Parkway, Dallas, Texas 75240, and at any adjournments or postponements thereof for the purposes set forth in the accompanying Notice of 2013 Annual Meeting of Stockholders.

This proxy statement, the proxy card and voting instructions are first being mailed or given to stockholders on or about April 4, 2013.

Annual Report

Our Annual Report for the year ended December 31, 2012 is being mailed together with this proxy statement to each of our stockholders of record as of the close of business on March 25, 2013.  Our Annual Report on Form 10-K may be accessed online through the website maintained for us at www.behringerharvard.com/reit1 or through the Securities and Exchange Commission (the “SEC”) website at www.sec.gov.  In addition, you may request a copy of our Annual Report on Form 10-K by writing us at the following address: 17300 Dallas Parkway, Suite 1010, Dallas, Texas 75248, or by calling us at the following telephone number: (866) 655-3600.

Stockholders Entitled to Vote

Holders of our common stock and the Company’s Series A participating, voting, convertible preferred stock, referred to herein as the “Series A Preferred Stock,” at the close of business on the record date are entitled to receive this notice and to vote their shares at the annual meeting.  As of the record date, there were 299,621,421 shares of our common stock and 10,000 shares of Series A Preferred Stock outstanding.  Each share of outstanding common stock and Series A Preferred Stock is entitled to one vote on each matter properly brought before the annual meeting.  There is no cumulative voting.

HOW TO VOTE IF YOU ARE A STOCKHOLDER OF RECORD

Your vote is important. You can save us the expense of a second mailing by voting promptly.

Simply mark your proxy card, date and sign it, and return it in the pre-addressed, postage-paid envelope provided with this proxy statement.  Voting by proxy will not limit your right to vote at the annual meeting if you decide to attend in person.  If your shares are held in the name of a bank, broker or other holder of record, however, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the annual meeting.

All proxies that have been properly authorized and not revoked will be voted at the annual meeting.  If you submit a proxy but do not indicate any voting instructions, the shares represented by that proxy will be voted: (1) FOR the election of each of the five nominees named herein; (2) FOR the approval of the compensation of our named executive officers; and (3) for a frequency of 1 YEAR for holding an advisory vote on executive compensation.  With respect to any other business that may properly come before the stockholders for a vote at the annual meeting, your shares will be voted in the discretion of the holders of the proxy.

Quorum Requirement and Required Vote

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock and Series A Preferred Stock entitled to vote at the annual meeting is necessary to constitute a quorum.  A stockholder may withhold his or her vote in the election of directors or abstain with respect to any other item submitted for stockholder approval.  Withheld votes and abstentions will be counted as present and entitled to vote for purposes of determining the existence of a quorum but will not otherwise impact the outcome of the vote.

Directors are elected by a majority of the votes cast unless the election is contested in which case the directors are elected by a plurality of the votes cast.  A majority of votes cast means that the number of shares voted “FOR” a director exceeds the number of votes cast “AGAINST” the director.  The affirmative vote of a majority of the votes cast at the meeting at which a quorum is present is required to approve the compensation of our named executive officers.  We will seek approval of the compensation of our named executive officers in the future based on which option (one, two or three years) receives the most votes cast at this annual meeting.

Proxy Voting By Telephone or Internet

Stockholders of record who live in the United States may authorize proxies by following the “Vote by Phone” instructions on their proxy cards.  Stockholders of record with Internet access may also submit proxies by following the “Vote by Internet” instructions on their proxy cards.  The telephone and Internet voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to authorize a proxy and confirm that their instructions have been properly recorded.

Please refer to the proxy card enclosed for instructions.  If you choose not to authorize a proxy by telephone or Internet, please complete, sign and return the enclosed proxy card in the pre-addressed, postage-paid envelope provided with this proxy statement.

Revocation of Proxies

You can revoke your proxy at any time before it is voted by:

•                                          providing written notice of your revocation to the Company’s corporate secretary;

•                                          signing and submitting a new proxy card with a later date;

•                                          authorizing a new proxy by telephone or Internet (your latest telephone or Internet proxy is counted); or

•                                          attending and voting your shares in person at the annual meeting, provided that attending the annual meeting will not revoke your proxy unless you specifically so request.

Information Regarding Tabulation of the Vote

Boston Financial Data Services will tabulate all votes cast at the annual meeting and will act as the inspector of election at the annual meeting.

Proxy Solicitation

We will bear the entire cost of soliciting proxies, including the cost associated with preparing, assembling, printing and mailing this proxy statement, the proxy card and any additional solicitation material that we may provide to stockholders.  We have engaged Boston Financial Data Services to assist with the solicitation of proxies and expect to pay Boston Financial an aggregate fee of up to approximately $85,000 for these services.  Further, we may reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of our common stock.  Our officers and employees may also solicit proxies, but they will not be paid additional compensation for doing so.

Interest of Certain Persons in Matters to Be Acted On

Except as described below, no director, executive officer or person who has served as director or executive officer at any time since January 1, 2012, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, through security holdings or otherwise, in any matter to be acted upon at the annual meeting.  As part of the Self-Management Transaction (defined herein) completed in August 2012 and described under “Certain Transactions,” Behringer Harvard REIT I Services Holdings, LLC (“Services Holdings”) has the right to designate two nominees to serve as directors of the Company, so long as certain conditions described in the Master Modification Agreement are satisfied.  These nominees must be reasonably acceptable to the nominating committee.  See “Certain Transactions — Related Party Transactions” below.  As described herein, Services Holdings has designated Messrs. Aisner and Mattox as nominees to serve on our board.

Other Matters

We are not aware of any other matter to be presented at the annual meeting.  Generally, no business aside from the items discussed in this proxy statement may be transacted at the annual meeting.  If other matters are properly presented at the annual meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you.

Generally, any stockholder seeking to make a nomination or bring other business before the annual meeting must provide, among other things, written notice to our corporate secretary not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting.  Therefore, any stockholder desiring to nominate a person for election to the board or to bring other business before the annual meeting was required to provide us with notice not earlier than December 7, 2012 and not later than January 6, 2013.  We did not receive notice of any proposals during this time period.

PROPOSAL ONE — ELECTION OF DIRECTORS

The board of directors currently consists of five members, three of whom (Charles G. Dannis, Steven W. Partridge and G. Ronald Witten) have been determined by the board of directors to be “independent” under the independence standards of the New York Stock Exchange (the “NYSE”).  The board of directors has proposed the following nominees for election as directors: Robert S. Aisner, Charles G. Dannis, M. Jason Mattox, Steven W. Partridge and G. Ronald Witten.  The nominating committee recommended, and the board approved, these five individuals to serve as members of the board on March 5, 2013.  Each nominee currently serves as a director and, if reelected as a director, will continue in office until his successor has been elected and qualified or until his earlier death, resignation or retirement.  The persons named on the enclosed proxy card intend to vote the proxy for the election of each of the five nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of the nominees.

We expect each nominee for election as a director to be able to serve if elected.  If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the board chooses to reduce the number of directors serving on the board.

The following provides information for each nominee, about the nominee’s principal occupation and business, as well as the specific experience, qualifications, attributes and skills that led to the conclusion by the board that the nominee should serve as a director of the Company.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR ALL” OF THE NOMINEES DESCRIBED BELOW TO BE ELECTED AS DIRECTORS.

Robert S. Aisner, 66, has been a director since June 2003 and served as our chief executive officer and president until February 2013.  Mr. Aisner also serves as the chief executive officer and president of our former advisor, Behringer Advisors, LLC (“Behringer Advisors”), and our property manager, HPT Management Services, LLC (“HPT Management”).  Mr. Aisner is the chief executive officer and president of Behringer Harvard Holdings, LLC (“BHH”), the parent company of the Behringer Harvard organization, and serves in an executive capacity for each of the Behringer Harvard-sponsored programs.

Mr. Aisner has over 30 years of commercial real estate experience involving acquiring, managing and disposing of various types of commercial real estate properties located in the United States and abroad.  From 1996 until joining the Behringer Harvard organization in 2003, Mr. Aisner served as executive vice president of AMLI Residential Properties Trust, formerly a NYSE-listed REIT focused on the development, acquisition and management of upscale apartment communities, which served as advisor and asset manager for institutional investors with respect to their multifamily real estate investment activities, and served in various other executive officer positions for several AMLI-affiliated companies.  Mr. Aisner also served on AMLI’s executive committee and investment committee.  From 1994 to 1996, Mr. Aisner owned and operated Regents Management, Inc. which had both a multifamily development and construction group and a general commercial property management group.  From 1984 to 1994, Mr. Aisner served as vice president of HRW Resources, Inc., a real estate development and management company.  Mr. Aisner received a bachelor of arts degree from Colby College and a masters of business administration degree from the University of New Hampshire.

Our board believes that Mr. Aisner is qualified to serve as one of our directors for a variety of reasons, including his over 30 years of commercial real estate experience, which the board believes provides both the necessary depth and breadth of experience.  Mr. Aisner, along with Mr. Mattox, was designated by Services Holdings to serve on our board of directors.

Charles G. Dannis, 63, has been our non-executive chairman of the board since February 2013 and has served as an independent director since January 2003.  Mr. Dannis has over 35 years of experience in the commercial real estate industry, having been a commercial real estate appraiser and consultant since 1972.  Mr. Dannis co-founded the firm Crosson Dannis, Inc., a real estate appraisal and consulting firm, in 1977, and has been employed by the firm since that time.  He is past treasurer and member of the board of the National Council of Real Estate Investment Fiduciaries and past chairman of its valuation committee.  He has been an active member of the Pension Real Estate Association, American Real Estate Society and Urban Land Institute.  Since 1988, Mr. Dannis

has been an adjunct professor/lecturer in Real Estate and Urban Land Economics at the Cox School of Business at Southern Methodist University in both the undergraduate and graduate schools; he also is an award-winning teacher for the Mortgage Bankers Association of America’s School of Mortgage Banking.  He is a member of the Appraisal Institute.  Mr. Dannis received a bachelor of business administration degree from Southern Methodist University.

The board believes Mr. Dannis’ professional experience, along with his experience as an educator, uniquely qualifies him for service on our board and the role of non-executive chairman of the board.

M. Jason Mattox, 37, has been a director since January 2013.  Mr. Mattox is executive vice president and chief operating officer of BHH.  He has served as an executive officer and principal of BHH since its inception and holds similar positions within Behringer Harvard-sponsored companies.  Mr. Mattox served as vice president of Harvard Property Trust, Inc. from 1997 to 2002, where he was a member of its investment committee and served as an asset manager for commercial office assets, industry association liaison, marketing project manager, and an acquisitions officer during his tenure.  From 1999 to 2001, Mr. Mattox served as vice president of Sun Resorts International, Inc., a recreational property investment company affiliated with Harvard Property Trust, Inc.  Mr. Mattox received a bachelor of business administration degree, with honors, and a bachelor of science degree, cum laude, from Southern Methodist University in Dallas, Texas.

Our board believes that Mr. Mattox’s varied positions and experience with Behringer Harvard-sponsored companies make him well suited to serve on our board.  Mr. Mattox was added to our board after Mr. Robert Behringer resigned.  Mr. Mattox, along with Mr. Aisner, was designated by Services Holdings to serve on our board of directors.

Steven W. Partridge, 55, has served as an independent director since October 2003.  Mr. Partridge has over 25 years of commercial real estate and related accounting experience and currently is performing consulting services for various commercial real estate companies.  From October 1997 to January 2011, Mr. Partridge served as chief financial officer and senior vice president of Coyote Management, LP, a real estate limited partnership that owns, manages and leases regional shopping malls.  From December 1983 to September 1997, Mr. Partridge served as a director of accounting and finance, asset manager, and then vice president of asset management with Lend Lease Real Estate Investments, a commercial real estate investment company, and its predecessor, Equitable Real Estate Investment Management.  Mr. Partridge has been licensed as a certified public accountant for over 25 years and during that time has been a member of American Institute of CPAs, Texas Society of CPAs, International Council of Shopping Centers and the CCIM Institute with a certified commercial investment member designation.  Mr. Partridge earned a bachelor of accountancy degree, cum laude, and a master of accountancy degree from the University of Mississippi.

Through his experience as a licensed certified public accountant, the board believes that Mr. Partridge provides valuable insight and advice as an independent director and a member of our audit committee, particularly in the area of financial risk exposures, the financial reporting process and our system of internal controls.

G. Ronald Witten, 62, has served as an independent director since April 2004.  Mr. Witten has over 35 years of experience in the commercial real estate industry.  Since January 2001, Mr. Witten has served as president of Witten Advisors, LLC, a market advisory firm providing ongoing market advisory services to apartment developers, investors and lenders nationwide to identify the location and timing of future development and acquisition opportunities in major markets.  Mr. Witten began his career in 1973 at M/PF Research, Inc., a national leader in apartment market data and market analysis, and served as its president from 1978 to 2000.  Mr. Witten has been an active member of the Urban Land Institute, where he served as chairman of both the Multi-Family Silver Council and the Multi-Family Gold Council, and the National Multi Housing Council and its research advisory group.  Mr. Witten received his bachelor of business administration degree from Texas Tech University and has completed graduate classes in statistics and economics at Southern Methodist University.

The board believes that Mr. Witten’s knowledge of, and experience with, market analysis makes him well-suited to serve on our board.

GOVERNANCE AND BOARD MATTERS

Independence

Our charter requires a majority of the members of our board of directors to qualify as “independent.”  Our charter defines an “independent director” as a director who satisfies the independence requirements under the rules and regulations of the NYSE as in effect from time to time.  To qualify under the NYSE independence standards, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us.

Consistent with the NYSE independence standards, our board has reviewed all relevant transactions or relationships between each director, or any of his family members, and the Company, our management team and our independent registered public accounting firm.  The board has concluded that the majority of the members of our board and each member of our audit committee, compensation committee and nominating committee is “independent” under the independence standards of the NYSE.

Board Leadership Structure and Risk Oversight

From June 2008 until recently, we operated under a board leadership structure with separate persons serving in the roles of chairman of the board and chief executive officer. Mr. Behringer served as chairman of the board until he resigned in January 2013.  He was responsible for setting the agenda for each board and stockholder meeting.  Mr. Aisner served as our chief executive officer and president and was responsible for the day-to-day management of our business, financial affairs and operations.  We terminated the Interim CEO Consulting Agreement between the Company and Mr. Aisner in early February 2013.  Our board subsequently elected Mr. Dannis as the non-executive chairman of the board.  The board also elevated Mr. Fordham to president.  We do not presently have a chief executive officer.  Our board believes that having separate persons serving in the roles of chairman of the board and president enables Mr. Fordham, as president, to focus his efforts on setting our strategic direction as well as to provide day-to-day leadership and allows Mr. Dannis the opportunity to lead the board and facilitate communication among directors and management. Accordingly, we believe this structure is presently the best governance model for the Company and our stockholders.

Each board member is kept apprised of our business and developments impacting our business, and each director has complete and open access to our executive officers and management team, as well as to our property manager, HPT Management.

The board of directors oversees risk through (1) its review and discussion of regular periodic reports made to the board and its committees by our management team, including reports and studies on existing market conditions, leasing activity and property operating data, as well as actual and projected financial results, and various other matters relating to our business, (2) the approval by the board of directors of all transactions, including, among others, financing transactions and acquisitions and dispositions of properties, and (3) regular periodic reports from our independent public accounting firm and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of the Company as a REIT for tax purposes and our internal control over financial reporting.

Meetings of the Board of Directors and Committees

During the fiscal year ended December 31, 2012, the board met 19 times and acted by unanimous written consent six times.  Each of the persons nominated for election to the board who served as directors during 2012 attended at least 75% of the aggregate number of meetings of the board and the meetings of the committees on which he served.  We encourage our directors to attend our annual meeting of stockholders.  In 2012, all of the persons nominated for election to the board attended the annual meeting of stockholders.

The board of directors has established three permanent committees: the audit committee, the compensation committee and the nominating committee.  Each committee is comprised of our independent directors: Charles G. Dannis, Steven W. Partridge and G. Ronald Witten.  Each committee has adopted a written charter approved by the board of directors, which can be found on the website maintained for us at www.behringerharvard.com/governance.

During the fiscal year ended December 31, 2012, the audit committee met six times, the compensation committee met 14 times and the nominating committee met two times.  In connection with the Self-Management Transaction completed on August 31, 2012, our board formed a special committee consisting of each of our independent directors to consider and evaluate the transaction.  This committee met 42 times during the year ended December 31, 2012 in connection with the review and analysis of this transaction. See “Certain Transactions — Related Party Transactions” below for more information about this transaction.

Audit Committee.  The audit committee’s primary functions are to evaluate and approve the services and fees of our independent registered public accounting firm, to periodically review the independent registered public accounting firm’s independence, to review the Company’s major financial risk exposures and the steps taken to monitor and minimize those exposures and to assist our board of directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the stockholders and others, the system of internal controls that management has established and the audit and financial reporting process.  Mr. Partridge is the chairman of the audit committee, and our board of directors has determined that Mr. Partridge is an “audit committee financial expert,” as defined by the rules of the SEC.

Compensation Committee.  The compensation committee assists the board of directors in discharging its responsibility in all matters of compensation practices, including any salary, bonus and other forms of compensation that we may pay to our executive officers and our directors.  Mr. Dannis is the chairman of the compensation committee.  In addition to establishing the compensation for our executive officers as well as our directors, the primary duties of the committee include approving all stock option grants, restricted stock awards, warrants, stock appreciation rights and other current or deferred compensation payable with respect to the current or future value of our shares.  The compensation committee is also charged with overseeing our executive compensation policies and the Behringer Harvard REIT I, Inc. 2005 Incentive Award Plan, as amended (the “2005 Incentive Award Plan”).

Nominating Committee. The nominating committee is responsible for recommending nominees to serve on our board of directors.  The nominating committee considers all nominees recommended by stockholders if submitted to the committee in accordance with the procedures specified in Section 2.13 of our bylaws.  Generally, this requires that the stockholder send certain information about the nominee to our corporate secretary between 90 and 120 days prior to the first anniversary of the mailing of notice for the annual meeting held in the prior year.  Because our directors perform a critical role in guiding our strategic direction and oversee our management, board candidates must demonstrate broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of our stockholders, and personal integrity and judgment.  In addition, directors must have time available to devote to board activities and to enhance their knowledge of our industry.  The nominating committee is responsible for assessing the appropriate mix of skills and characteristics required of board members in the context of the perceived needs of the board at a given point in time.  The committee periodically reviews and recommends any updates to this criteria as deemed necessary.  As stated in the nominating committee charter, diversity in personal background, race, gender, age and nationality for the board as a whole is taken into account in considering individual candidates.  The nominating committee evaluates the qualifications of each director candidate against these criteria in making its recommendation to the board concerning nominations for election or reelection as a director.  The process for evaluating candidates recommended by our stockholders pursuant to Section 2.13 of our bylaws is no different than the process for evaluating other candidates considered by the nominating committee.  Mr. Witten is the chairman of the nominating committee.

As noted above, as part of the Self-Management Transaction, Services Holdings has the right to designate two nominees to serve as directors so long as certain conditions described in the Master Modification Agreement are satisfied.  These nominees must be reasonably acceptable to our nominating committee.  As noted herein, Services Holdings designated Messrs. Aisner and Mattox to serve as directors.  Our nominating committee found these two nominees to be reasonably acceptable and recommended their nomination.

Special Committee

From time to time, our board may form a special committee or committees comprised entirely of disinterested directors to evaluate a particular transaction or related party arrangement.  For example, a special committee comprised entirely of our independent directors was formed to evaluate and negotiate the Self-Management Transaction.  Neither this committee nor any other special committee that may be formed are standing or permanent committees of the board.

Communication with Directors

We have established procedures for stockholders to communicate directly with our board of directors. These parties may contact the board by mail at: Chairman of the Behringer Harvard REIT I, Inc. Audit Committee, 4287 Beltline Road #159, Addison, Texas 75001. The chairman of the audit committee receives all communications made by this means and relays all communications to the board of directors.

Code of Business Conduct Policy

Our board of directors has adopted a Code of Business Conduct Policy that, along with the charters adopted by the audit, compensation and nominating committees as well as other Company policies and procedures, provides the framework for our corporate governance.  The policy describes ethical and legal principles and applies to all of the Company’s employees, as well as all of the Company’s officers, directors and contract personnel.  A complete copy of the policy can be found at www.behringerharvard.com/governance.  Printed copies are available to any stockholder without charge by writing to us at:  Corporate Secretary, 17300 Dallas Parkway, Suite 1010, Dallas, Texas 75248.

Directors’ Compensation

We pay each director the following annual retainers and per meeting fees.  The retainers are paid quarterly in arrears.  Additionally, all directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending meetings.  However, we do not pay any of the fees described herein to any director designated by Services Holdings that also serves as an officer of, or provides consulting services to, the Company.  As of the date of this proxy statement, neither of the persons designated by Services Holdings serves as an officer of, or provides consulting services to, the Company.

Retainer for Service as a Director	$40,000
Retainer for Non-Executive Chairman of the Board	$27,000
Retainer for Chairman of the Audit Committee	$15,000
Retainer for Chairman of the Compensation Committee	$10,000
Retainer for Chairman of the Nominating Committee	$7,500
In-Person Board/Committee Meeting Fee	$2,000
Telephonic Board/Committee Meeting Fee or Written Consent	$1,000

Prior to an amendment to the 2005 Incentive Award Plan on August 31, 2012, each independent director was automatically granted an option to purchase 5,000 shares of common stock on the date he or she first became a director and upon each reelection as a director.  Until the earlier of (a) the date that we have filed a registration statement for a firm commitment, underwritten public offering of our shares or (b) the date that our shares are listed on a national stock exchange, the “fair market value” of our shares, as defined in the Plan, will be equal to the estimated per share value of our common stock as established from time to time by the board pursuant to our valuation policy.

The following table further summarizes compensation paid to the independent directors during 2012.

Name	Fees Earned or Paid in Cash($)(1)	Option Awards($)(2)	Total($)
Charles G. Dannis	$175,750	$70	$175,820
Steven W. Partridge	$185,000	$70	$185,070
G. Ronald Witten	$168,500	$70	$168,570

(1)         Includes $4,000 paid to each independent director for meetings held in 2011 but for which payment was made in 2012.

(2)         The aggregate grant date fair value of each option award made to the directors during the year ended December 31, 2012 was equal to $70. Awards are granted at the fair market value on the date of grant with fair value estimated using the Black-Scholes-Merton option valuation model, which incorporates assumptions surrounding volatility, distribution yield, the risk-free interest rate, expected life, and the exercise price as compared to the underlying stock price on the grant date. Any tax benefits associated with these share-based payments are classified as financing activities in the consolidated statements of cash flows.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee served as an officer or employee of the Company or any of our subsidiaries during the fiscal year ended December 31, 2012, or formerly served as an officer of the Company or any of our subsidiaries.  In addition, during the fiscal year ended December 31, 2012, none of our executive officers served as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires each director and officer and each person beneficially owning more than 10% of a registered security of the Company to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock of the Company with the SEC.  Officers, directors and greater than 10% beneficial owners are required by SEC rules to furnish the Company with copies of all these forms they file. Based solely on a review of the copies of such forms, and amendments thereto, if any, furnished to the Company during and with respect to the fiscal year ended December 31, 2012, or written representations that no additional forms were required, the Company believes that its officers, directors and greater than 10% beneficial owners complied with these filing requirements and filed on a timely basis in 2012.

OWNERSHIP OF EQUITY SECURITIES

The following table sets forth information as of March 25, 2013, regarding the beneficial ownership of our common stock by each person known by us to own 5% or more of the outstanding shares of common stock, each of our directors, each named executive officer, and our directors and executive officers as a group.  The percentage of beneficial ownership is calculated based on 299,621,421 shares of common stock outstanding as of March 25, 2013. Services Holdings owns all of the issued and outstanding shares of Series A Preferred Stock and is a wholly owned subsidiary of BHH.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percentage of Class
Robert S. Aisner (3)	—	—
Charles G. Dannis (4)	30,549	*
M. Jason Mattox (5)	385	*
Steven W. Partridge (6)	28,940	*
G. Ronald Witten (7)	31,377	*
Scott W. Fordham (8)	162,095	*
William J. Reister (9)	87,282	*
Telisa Webb Schelin (10)	62,345	*
Thomas P. Simon (11)	31,173	*
James E. Sharp (12)	22,444	*
All current directors and executive officers as a group (ten persons)	456,590	*

*  Less than 1%.

(1)               The address of each of Messrs. Aisner and Mattox is c/o Behringer Harvard, 15601 Dallas Parkway, Suite 600, Addison, Texas 75001.  The address of Ms. Schelin and each of Messrs. Dannis, Partridge, Witten, Fordham, Reister, Simon and Sharp is c/o Behringer Harvard REIT I, Inc., 17300 Dallas Parkway, Suite 1010, Dallas, Texas 75248.

(2)               For purposes of calculating the percentage beneficially owned, the number of shares of common stock deemed outstanding consists of: (1) 299,621,421 shares of common stock outstanding as of March 25, 2013, and (2) shares of common stock issuable pursuant to options held by the respective person or group which may be exercised within 60 days following March 25, 2013; it does not include 10,000 shares of Series A Preferred Stock owned by Services Holdings. Beneficial ownership is determined in accordance with the SEC rules that deem shares to be beneficially owned by any person or group who has or shares voting and investment power with respect to such shares.

(3)               Does not include 22,000 shares of common stock owned by BHH, of which Mr. Aisner controls the disposition of approximately 4% of the limited liability company interests, or 10,000 shares of Series A Preferred Stock owned by Services Holdings.

(4)              Includes vested options exercisable into 27,750 shares of common stock.

(5)               Does not include 22,000 shares of common stock owned by BHH, of which Mr. Mattox controls the disposition of approximately 1.5% of the limited liability company interests, or 10,000 shares of Series A Preferred Stock owned by Services Holdings.

(6)               Includes vested options exercisable into 26,750 shares of common stock.

(7)               Includes vested options exercisable into 27,750 shares of common stock.

(8)               Includes 162,095 restricted shares of common stock.

(9)               Includes 87,282 restricted shares of common stock.

(10)        Includes 62,345 restricted shares of common stock.

(11)        Includes 31,173 restricted shares of common stock.

(12)        Includes 22,444 restricted shares of common stock.

AUDIT COMMITTEE REPORT

Management is responsible for the financial reporting process, including the system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Our independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP.  The Audit Committee’s responsibility is to oversee and review these processes.  We are not, however, professionally engaged in the practice of accounting or auditing, and do not provide any expert or other special assurance as to such financial statements concerning compliance with the laws, regulations or GAAP or as to the independence of the registered public accounting firm.  The Audit Committee relies, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accountants.

In this context, the Audit Committee has met and held discussions with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, regarding the fair and complete presentation of the Company’s results.  The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments.  Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with GAAP, and the Audit Committee has reviewed and discussed the consolidated audited financial statements with management and the Company’s independent registered public accounting firm.  The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from the Company and its management, including its advisor and its affiliates, including the matters in the written disclosures and the letter provided to the Audit Committee by the independent registered public accounting firm, as required by the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence.  The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit.  The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, the evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.  The Audit Committee also has reviewed and discussed the audited financial statements with management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the SEC.  In addition, the Audit Committee has selected, and the board of directors has ratified the selection of, the Company’s independent registered public accounting firm.  The following independent directors, who constitute the Audit Committee, provide the foregoing report.

AUDIT COMMITTEE:

Steven W. Partridge, Chairman
Charles G. Dannis
G. Ronald Witten

The foregoing report shall not constitute “soliciting material” and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under either Act.

INDEPENDENT ACCOUNTING FIRM FEES AND SERVICES

We previously selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for the years ended December 31, 2012 and 2011, respectively.  One or more representatives of Deloitte & Touche LLP have been invited and may be present at the annual meeting.  They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit and Other Fees

The following table presents (in thousands) fees for professional services rendered by our independent registered public accounting firm, Deloitte & Touche LLP, the member firm of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) for the audit of our annual financial statements for the years ended December 31, 2012 and 2011:

	2012($)	2011($)

Audit Fees (1)	779,000	724,000
Audit Related Fees (2)	12,000	11,000
Tax Fees (3)	11,000	45,000
All Other Fees	—	—
Total Fees	802,000	780,000

(1)         Audit fees consist principally of fees for the audit of our annual financial statements and review of our financial statements included in our quarterly reports on Form 10-Q.

(2)         Audit-related fees consist principally of assistance with responses to SEC comment letters.

(3)         Tax fees consist principally of assistance with matters related to tax compliance, tax planning and tax advice.

Audit Committee’s Pre-Approval Policies and Procedures

The audit committee must approve, in advance, any fee for services to be performed by the Company’s independent registered public accounting firm.  For proposed projects using the services of the Company’s independent registered public accounting firm that are expected to cost under $25,000, the audit committee must be provided information to review and must approve each project prior to commencement of any work.  For proposed projects using the services of the Company’s independent registered public accounting firm that are expected to cost $25,000 and over, the audit committee must be provided with a detailed explanation of what services are being included, and asked to approve a maximum amount for specifically identified services in each of the following categories: (a) audit fees; (b) audit-related fees; (c) tax fees; and (d) all other fees for any services allowed to be performed by the independent registered public accounting firm.  If additional amounts are needed, the audit committee must approve the increased amounts prior to the previously approved maximum being reached and before the additional work may continue.  Approval by the audit committee may be granted at its regularly scheduled meetings or otherwise, including by telephonic or other electronic communications.  Management is required to report the status of the various types of approved services and fees, and cumulative amounts paid and owed, to the audit committee on a regular basis.

The audit committee approved all of the services provided by, and fees paid to, the Deloitte Entities during the years ended December 31, 2012 and 2011, respectively.

COMPENSATION COMMITTEE REPORT

The compensation committee has certain duties and powers as described in its charter.  The compensation committee is currently comprised of the three independent directors named at the end of this report, each of whom is “independent” under the independence standards of the NYSE.  The compensation committee has furnished the following report on executive compensation for the fiscal year ended December 31, 2012.

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis section contained in this proxy statement (the “CD&A”).  Based on this review and the committee’s discussions, the compensation committee has recommended and approved the CD&A included in this proxy statement on Schedule 14A.

COMPENSATION COMMITTEE:

Charles G. Dannis, Chairman
Steven W. Partridge
G. Ronald Witten

The foregoing report shall not constitute “soliciting material” and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under either Act.

EXECUTIVE OFFICERS

The following individuals serve as our executive officers.  Our executive officers are elected annually by our board of directors, and each of these executive officers will continue in office until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal.

Scott W. Fordham, 45, is our president and chief financial officer and previously served as our chief accounting officer.  Mr. Fordham has more than 20 years of experience in corporate finance and accounting with an emphasis on capital markets, financial forecasting and strategy and accounting practices for public companies.  His experience includes over 20 years in the real estate industry and more than 16 years with real estate investment trusts.  From January 2007 until joining the Behringer Harvard organization in May 2008, he served as senior vice president and chief accounting officer for Apartment Investment and Management Company (Aimco), a publicly traded REIT (NYSE: AIV).  From November 1992 to December 2006, Mr. Fordham held various finance and accounting positions with Prentiss Properties Trust and its successor, Brandywine Realty Trust, a publicly traded REIT (NYSE: BDN), and served as chief accounting officer from May 2004 to December 2006.  Mr. Fordham was also employed by PricewaterhouseCoopers LLP.  Mr. Fordham is a certified public accountant and has a bachelor of business administration degree in accounting from Baylor University.

William J. Reister, 53, is our chief investment officer and executive vice president and previously served as our senior vice president — capital markets.  Mr. Reister has over 25 years of experience in the commercial real estate industry, including investment management, finance, acquisitions, dispositions, leasing, property management, accounting and reporting.  Prior to joining the Behringer Harvard organization, from 1996 to 2008, Mr. Reister was a senior officer with Prentiss Properties Trust and its successor, Brandywine Realty Trust, a publicly traded REIT (NYSE: BDN).  During his tenure with Prentiss, he was responsible for acquisition, disposition, leasing, asset management and operations activities of its portfolio of office properties located in Dallas, Austin, Houston, Denver and Southern California.  Prior to this role, Mr. Reister was a senior corporate finance officer responsible for portfolio level acquisitions and financing.  Mr. Reister was also a member of the executive team that formed Prentiss upon its successful initial public offering, which was the culmination of investments of Prentiss Properties Realty Advisors (“PPRA”), of which Mr. Reister was a founding officer.  PPRA raised the institutional capital that was invested in what became the core portfolio of Prentiss.  Prior to these activities, Mr. Reister was the senior operations controller for Prentiss Properties Limited, a corporate controller for Cadillac Fairview and a senior auditor for PricewaterhouseCoopers LLP.  Mr. Reister has a bachelor of business administration degree in accounting from the University of Texas at Austin and is a former certified public accountant.

Telisa Webb Schelin, 40, is our senior vice president — legal, general counsel and secretary.  Ms. Schelin is responsible for all legal aspects of the Company, including corporate governance, public company reporting, securities offerings, mergers and acquisitions, investor relations, lease and contract administration, risk management, litigation management, and finance, real estate, and commercial business transactions.  Ms. Schelin has 15 years of experience in the corporate, securities and regulatory environment.  Prior to joining the Behringer Harvard organization in 2005, she was in private practice with Gardere Wynne Sewell LLP where she advised clients on a wide variety of corporate and securities matters.  Ms. Schelin is licensed to practice law in Texas and Oklahoma and has a juris doctor degree with highest honors and a bachelor of arts degree in political science from the University of Tulsa.

Thomas P. Simon, 52, is our senior vice president — finance and treasurer.  Mr. Simon has over 25 years of experience in the real estate industry.  Prior to joining the Behringer Harvard organization in 2011, from June 1985 to March 2006, Mr. Simon was a senior officer with Prentiss Properties Trust and served in various financial roles, including chief accounting officer, senior vice president and treasurer.  From October 2006 until May 2009, Mr. Simon served as senior vice president and treasurer with UDR, Inc. (NYSE: UDR) managing a portfolio of debt of $3.6 billion.  Mr. Simon is a certified public accountant and has a bachelor of science degree from Moorhead State.

James E. Sharp, 40, is our chief accounting officer.  Mr. Sharp has more than 17 years of experience in accounting and auditing related to public and private real estate companies.  From January 1996 until March 2000, and again from April 2003 until joining the Behringer Harvard organization in October 2010, he worked as an auditor in public accounting with Ernst & Young LLP, serving primarily public and private real estate companies, including various REITs, homebuilders and real estate investment companies.  From March 2000 until March 2003, he served in an accounting and finance role with Terrabrook, a national master-planned community developer with a portfolio of over 50 communities in 20 states.  Mr. Sharp is a certified public accountant and has a bachelor of business administration in accounting from the University of Texas at Austin.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

We provide what we believe is a competitive total compensation package to our named executive officers through a combination of base salary, annual cash incentive bonuses, long-term equity incentive compensation and broad-based benefits programs.  This Compensation Discussion and Analysis explains our compensation philosophy, objectives and practices with respect to our president and chief financial officer and the other four most highly-compensated executive officers as of the end of 2012 as determined in accordance with applicable SEC rules, who are collectively referred to as our named executive officers or, in this “Compensation Discussion and Analysis” section, our executives.  Our executives are as follows: Scott W. Fordham, president and chief financial officer; William J. Reister, chief investment officer and executive vice president; Telisa Webb Schelin, senior vice president — legal, general counsel and secretary; Thomas P. Simon, senior vice president — finance and treasurer; and James E. Sharp, chief accounting officer.

Prior to completing the Self-Management Transaction on August 31, 2012, and entering into the employment agreements with our executives effective as of the same date, all of our executives were employees of our former advisor or its affiliates, and we did not pay, and were not involved in determining, compensation for any of these individuals. As a result, we did not pay any compensation to our executives during any periods prior to September 1, 2012.

Executive Summary

The Company accomplished several key objectives in 2012.

•                                    Completed the Self-Management Transaction, which should result in cost savings of approximately $11 million annually;

•                                    Exited 1.6 million square feet of troubled assets (taking into account the recapitalization of Paces West in Atlanta, Georgia, on January 9, 2013);

•                                    Reduced our geographic footprint from 30 markets in 2011 to 26 markets by the end of 2012, allowing us to increase operating efficiencies and focus our efforts in markets where we believe we can add value;

•                                    Increased available borrowings under our credit facility from $36.6 million at December 31, 2011, to $109.8 million at the end of 2012;

•                                    Strengthened the balance sheet by reducing our share of outstanding debt from $2.41 billion at December 31, 2011, to $2.17 billion at the end of 2012; and

•                                    Increased occupancy from 84% at December 31, 2011, to 86% at the end of 2012 by leasing approximately 2.8 million square feet during 2012.

Overview of Compensation Philosophy & Objectives

We seek to maintain a total compensation package that provides fair, reasonable and competitive compensation for our executives while also permitting us the flexibility to differentiate actual pay based on the level of individual and organizational performance. We place significant emphasis on annual and long-term performance-based incentive compensation, including cash and equity-based incentives, which are designed to reward our executives based on the achievement of company and individual goals.

The compensation programs for our executives are designed to achieve the following objectives:

•                                    Attract and retain top contributors to ensure that we have high caliber executives;

•                                    Create and maintain a performance-driven organization, by providing upside compensation opportunity for outstanding performance and downside compensation risk in the event of performance below expectations;

•                                    Align the interests of our executives and stockholders by motivating executives to increase stockholder value along with the achievement of other key corporate goals and objectives;

•                                    Encourage teamwork and cooperation while recognizing individual contributions by linking variable compensation to both company and individual performance based on responsibilities and ability to influence financial and organizational results;

•                                    Provide flexibility and allow for discretion in applying our compensation principles in order to appropriately reflect individual circumstances as well as changing business conditions and priorities; and

•                                    Motivate our executives to manage our business to meet and appropriately balance our short- and long-term objectives, and reward them for meeting these objectives.

We believe our compensation programs are effectively designed and work in alignment with the interests of our stockholders and include a number of best practices, such as:

•                                    Our president’s compensation generally places a greater emphasis (75%) on variable, performance-based compensation than typical market practice;

•                                    50% of our president’s pay opportunity is in the form of long-term, equity-based compensation;

•                                    The employment agreements with our executives contain “clawback” provisions that require them to reimburse us for incentive-based compensation received to the extent their intentional misconduct results in the Company being required to file an accounting restatement; and

•                                    We do not provide tax gross-up to our executives under any circumstance, including for payments upon termination or change of control.

Determination of Executive Compensation

Our executive compensation programs are administered by the compensation committee of our board of directors.  The members of the compensation committee are:  Charles G. Dannis (Chair), Steven W. Partridge and G. Ronald Witten, each of whom are independent directors.

The compensation committee sets the overall compensation strategy and compensation policies for our executives and directors.  The compensation committee has the authority to determine the form and amount of compensation appropriate to achieve our strategic objectives, including salary and incentive compensation.  The compensation committee will review its compensation strategy annually to confirm that it supports our objectives and stockholders’ interests and that executives are being rewarded in a manner that is consistent with our strategy.

The Compensation Committee is responsible for, among other things:

•                                    reviewing the compensation of our executives with actual or expected compensation exceeding $300,000 per year, including annual base salary, annual cash incentive compensation and long-term equity incentive compensation;

•                                    approving and issuing equity incentive awards;

•                                    reviewing and approving all benefit and compensation plans pertaining to our executives (other than those available to our employees generally); and

•                                    advising on board compensation.

On April 20, 2012, our compensation committee engaged the services of FPL Associates, L.P., a nationally recognized compensation consulting firm specializing in the real estate industry, to assist us in determining competitive executive compensation levels and the programs to implement.  The compensation committee also worked with FPL Associates to negotiate employment agreements with our executives, develop additional incentive compensation programs, structures or initiatives and establish our director compensation program.  As part of FPL Associates’ engagement, the compensation committee directed FPL Associates to, among other things, provide competitive market compensation data and make recommendations for pay levels for each component of our executive compensation.  FPL Associates has not been engaged by our executives to perform any work on their behalf, and the committee determined that FPL Associates was an independent compensation consultant.

Competitive Benchmark Assessment

FPL Associates provided competitive market compensation data for a peer group consisting of eleven public REITs with substantial portfolios that are comparable in size or asset class to the Company. The peer group consisted of the following:

• Alexandria Real Estate Equities, Inc.	• Kilroy Realty Corporation
• Brandywine Realty Trust	• Lexington Realty Trust
• Corporate Office Properties Trust	• Liberty Property Trust
• DCT Industrial Trust Inc.	• Mack-Cali Realty Corporation
• Douglas Emmett, Inc.	• Piedmont Office Realty Trust, Inc.
• Highwoods Properties, Inc.

Using market data and information we received from FPL Associates, we entered into employment agreements with each of our executives in connection with our Self-Management Transaction.  These agreements generally established the base salaries and targets for short-term cash and long-term equity incentive compensation for our executives.  In establishing the amounts in these agreements, we generally targeted the 25% percentile of the competitive market based on the peer groups described above based on the size of the Company compared to these peers , but also took into account other factors including, among others, the individual experience and skills of, and expected contributions from, the executives.  For a more detailed discussion of the employment agreements with each of our executives, see “—Employment Agreements” below.

The Role of Executive Officers in Compensation Decisions

Our president consulted with the compensation committee regarding 2012 compensation levels for each of our executives (except for himself) based on recommendations to our compensation committee provided by FPL Associates.  Our president will annually review the performance of each of the other executives.  Based on this review, he will make compensation recommendations to the compensation committee, including recommendations for performance targets, salary adjustments, annual cash bonuses, and long-term equity-based incentive awards.  Although the compensation committee considers these recommendations along with data provided by its outside consultants, if any, it retains full discretion to set all compensation.

Elements of Executive Compensation

Base Salary. Our compensation committee believes that payment of a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and qualified executives.  Subject to our existing contractual obligations, we expect our compensation committee to consider salary levels for our executives annually as part of our performance review process, as well as upon any promotion or other change in job responsibility.  In connection with the hiring of our current executives and the negotiation and execution of their employment agreements, our compensation committee recommended and the Company’s board of directors approved the following base salaries for fiscal years 2012 and 2013, respectively:

Name and Position	2012($)	2013($)
Scott W. Fordham President and Chief Financial Officer	325,000	328,575
William J. Reister Chief Investment Officer and Executive Vice President	250,000	252,750
Telisa Webb Schelin Senior Vice President — Legal, General Counsel and Secretary	225,000	227,475
Thomas P. Simon Senior Vice President — Finance and Treasurer	225,000	227,475
James E. Sharp Chief Accounting Officer	205,000	210,125

The goal of our base salary program is to provide salaries at a level that allows us to attract and retain qualified executives while preserving significant flexibility to recognize and reward individual performance with other elements of the overall compensation program.  Base salary levels also affect the annual cash incentive compensation because each executive’s annual bonus target opportunity is expressed as a percentage of base salary.  The following items are generally considered when determining base salary levels:

•                       market data provided by the compensation committee’s outside consultants;

•                       our financial resources; and

•                       the executive’s experience, scope of responsibilities, performance and prospects.

Annual Cash Incentive Compensation.  It is the intention of our compensation committee to make a meaningful portion of the executives’ compensation contingent on achieving certain performance targets and individual objectives each year.  Because we only recently closed the Self-Management Transaction and hired our executives, the executives’ cash incentive compensation for fiscal year 2012 was recommended at the target for each executive by the compensation committee, and approved by the Company’s board of directors, based on the committee’s subjective review of each executive’s performance and the accomplishments of the Company during 2012.  However, the committee has set objective performance metrics for each of the executives for 2013 and intends to utilize a mix of these objective metrics and a subjective review of performance in setting annual cash incentive compensation in future years.  For a description of the target bonuses for each of our executives, please see “—Employment Agreements” below.

Long-Term Equity Incentive Compensation. The objective of our long-term equity incentive award program, which is administered through our 2005 Incentive Award Plan, is to attract and retain qualified personnel by offering an equity-based program that is competitive with our peer companies, as well as to promote a performance-focused culture by rewarding employees, including our executives, based upon the achievements of the Company and individual performance.  Our compensation committee believes that equity awards are necessary to successfully attract qualified employees, including the executives, and will continue to be an important incentive for promoting employee retention going forward.  The initial award targets for the executives were determined by the compensation committee, in consultation with FPL Associates, and subsequently reviewed with the president (with respect to all awards except his own).  For a description of the target equity incentive awards for each of our executives, please see “—Employment Agreements” below.  No equity awards were made to employees, including the executives, during 2012.

Our compensation committee made restricted stock awards under our 2005 Incentive Award Plan in February 2013.  These awards, which were based on 2012 performance, were made at the targets for each executive based on his or her performance and the accomplishments of the Company during 2012.  When determining the quantity and amount of awards to be granted for 2012, the compensation committee assessed the same factors considered in setting annual cash incentive compensation for 2012 performance as described above.  However, the committee will utilize a mix of objective performance metrics and a subjective review of performance in setting long-term equity awards in future years.  The compensation committee believes that an emphasis on performance measures will drive our long-term success.

To the extent we grant options in the future, the exercise price of each stock option awarded to our employees under our 2005 Incentive Award Plan will be the “fair market value,” as defined in the Plan to be equal to the estimated per share value of our common stock as established from time to time by the board pursuant to our valuation policy, on the date of grant, which is the date of the compensation committee meeting at which the equity award is determined, as specified in our 2005 Incentive Award Plan.

Benefits. All full-time employees, including our executives, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability and life insurance, and our 401(k) plan. We do not have any special benefits or retirement plans for our executives.

Severance. Under their employment agreements, each of our executives is entitled to receive severance payments under certain circumstances in the event that their employment is terminated.  These circumstances and payments are described below under “—Employment Agreements” and “—Potential Payments Upon Termination Or Change Of Control.”  Our compensation committee believes that the negotiation of these severance payments was an important factor in enticing the executives to leave the employment of our former advisor.

2005 Incentive Award Plan

The 2005 Incentive Award Plan was approved by our board of directors on March 28, 2005, and our stockholders on May 31, 2005. The 2005 Incentive Award Plan is administered by our compensation committee, and employees, non-employee directors and certain consultants of ours and our subsidiaries are eligible to be granted stock options, stock appreciation rights, restricted stock, deferred stock awards, other stock-based awards, dividend equivalent rights, and performance-based awards under the 2005 Incentive Award Plan at the discretion of our compensation committee. We anticipate that providing such persons with interests and awards of this nature will result in a closer alignment of their interests with our own interests and those of our stockholders, thereby motivating their efforts on our behalf and strengthening their desire to remain with the Company.

As of December 31, 2012, we had outstanding options to purchase 97,250 shares of our common stock at a weighted average exercise price of $7.17 per share, as adjusted for the 10% stock dividend issued October 1, 2005, with respect to options that were issued prior to September 30, 2005, all of which are held by our independent directors.  These options have a maximum term of ten years. For the grants made in 2005, 2006 and 2007 under the 2005 Incentive Award Plan, the options are exercisable as follows: 25% during 2011, 25% during 2012 and 50% during 2013. For the grants made in 2008 and thereafter under the 2005 Incentive Award Plan, the options become exercisable one year after the date of grant.

Risk Management

The compensation committee was involved in negotiating each of the employment agreements with our named executive officers.  The committee believes that our compensation policies and practices do not encourage our employees to take excessive or unnecessary risks and are not reasonably likely to have a material adverse effect on the Company.  The compensation committee considered a variety of factors, including base salary, annual cash incentive compensation and long-term equity incentive compensation opportunities available to our named executive officers.  The committee believes that the combination of the following factors should lead to executive and employee behavior that is consistent with our overall objectives and risk profile.

Impact of Regulatory Requirements on Executive Compensation

Section 162(m).  Under Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to herein as the “Code,” certain limits are placed on the tax deductibility of compensation paid to our president and our four other most highly compensated executives unless the compensation meets the requirement for “performance-based compensation” as set forth in the Code and the related regulations.  Our compensation committee has considered the possible effect of Section 162(m) of the Code in designing our compensation programs and policies.  Further, as long as we qualify as a REIT, we generally will not pay taxes at the corporate level and, therefore, losing the deductibility of compensation does not have a significant adverse impact on the Company.  All compensation paid to these executives for the year ended December 31, 2012, was deductible under Section 162(m) of the Code.

To the extent that any part of our compensation expense is not deductible under Section 162(m) of the Code, we might be required to pay certain distributions to our stockholders to maintain our status as a REIT.  Also, any compensation allocated to our taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct the compensation.  The committee will continue to take into account the materiality of any deductions that might be lost as well as the broader interests to be served by paying competitive compensation.

Section 409A.  Section 409A of the Code generally affects the federal income tax treatment of most forms of deferred compensation by accelerating the timing of the inclusion of the deferred compensation to the recipient for federal income tax purposes and imposing an additional federal income tax on the recipient equal to 20% of the amount of the accelerated income.  The committee considers the potential adverse federal income tax impact of Section 409A of the Code in determining the form and timing of compensation paid to our executives and other employees and service providers.

Section 280G and 4999.  Sections 280G and 4999 of the Code limit a company’s ability to deduct, and impose excise taxes on, certain “excess parachute payments” (as defined in Sections 280G and 4999 of the Code and related regulations) paid to each service provider (including an employee or officer) in connection with a change of control of the company (as set forth in Sections 280G and 4999 of the Code and related regulations).  The committee considers the potential adverse tax impact of Sections 280G and 4999 of the Code, as well as other competitive factors, in structuring certain post-termination compensation or other compensation that might be payable to our executives and other employees and service providers in connection with a change of control of the company.

Accounting Rules

We account for stock-based employee compensation (currently restricted stock) using the fair value based method of accounting, which requires that the fair value of stock-based employee compensation awards with service conditions be measured at the grant date of the award and amortized ratably into expense over the appropriate vesting period.  If an award is forfeited, previously recognized compensation expense related to the forfeited award is reversed, and no additional compensation expense is recognized.

Summary Compensation Table

Prior to September 1, 2012, we did not have any employees and did not compensate our executives.  Behringer Advisors was responsible for managing our day-to-day operations.  Each of our executives was an employee of an affiliate of Behringer Advisors and was compensated by this affiliate for services performed by Behringer Advisors on our behalf.  On August 31, 2012, we entered into a series of agreements, and amendments to the agreements and arrangements existing at the time with, among others, Behringer Advisors.  As a result of these agreements and amendments, we began to perform certain functions previously provided to us by Behringer Advisors.  We hired, and entered into employment contracts with, our executives and began paying compensation to these persons.  As a result, the table below reflects compensation paid to our executives beginning September 1, 2012.  A description of the employment agreements with each of our executives is contained herein.  See “—Employment Agreements” below.  We also entered into an interim CEO consulting agreement with Mr. Aisner and began paying Mr. Aisner for services rendered to the Company under that agreement.  This agreement was subsequently terminated on February 5, 2013.

Name and Principal Position	Year	Salary($)(1)	Bonus($)(2)	All Other Compensation($)		Total($)

Scott W. Fordham, President and Chief Financial Officer	2012	116,667	325,000	4,990	(3)	446,657

William J. Reister, Chief Investment Officer and Executive Vice President	2012	91,667	200,000	5,128	(3)	296,795

Telisa Webb Schelin, Senior Vice President — Legal, General Counsel and Secretary	2012	83,333	150,000	4,909	(3)	238,242

Thomas P. Simon, Senior Vice President — Finance and Treasurer	2012	83,333	150,000	5,116	(3)	238,449

James E. Sharp, Chief Accounting Officer	2012	73,333	65,000	4,941	(3)	143,274

Robert S. Aisner, formerly Interim Chief Executive Officer	2012	—	—	88,667	(4)	88,667

(1)               Includes base salary paid from September 1 to December 31, 2012.

(2)               Represents amounts paid as bonuses for performance in respect of 2012 although not paid until 2013.  As part of the Self-Management Transaction, the Company agreed to pay full-year 2012 bonuses.

(3)               The amount reported as “All Other Compensation” includes amounts paid for long-term and short-term disability insurance, long-term care insurance and legal fees in connection with the negotiation of the employment agreements and amounts paid for mobile phone reimbursements.

(4)               Represents amounts owed to Mr. Aisner through December 31, 2012 under the Interim CEO Consulting Agreement, dated August 31, 2012.

Employment Agreements

Effective as of September 1, 2012, we, along with our operating partnership, entered into employment agreements with each of our executives.  These agreements were approved by our board of directors based upon the recommendation of the compensation committee.  The compensation committee reviewed market materials related to executive contracts and retained its own legal counsel and independent compensation consultant to, among other things, negotiate the terms of the agreements.  See “—Determination of Executive Compensation” above.

The initial term of each employment agreement ends December 31, 2015, but will be automatically extended for an additional one-year period unless either party provides 60 days written notice of non-renewal prior to December 31, 2015.

Compensation.  During the initial term of each employment agreement, we pay each executive an annual base salary, as set forth in the table below.  However, the base salary is reviewed annually but may not be reduced without the executive’s consent.  In addition, during the term of each employment agreement, each executive is eligible to receive cash incentive compensation as determined by the compensation committee.  Each executive’s target annual incentive compensation is equal to a percentage of his or her base salary, also as set forth below.  The cash incentive compensation is predicated on both objective corporate and individual measures to be mutually agreed upon between the executive and the compensation committee.  The amount of cash incentive compensation awarded to the executive each year must be reasonable in light of the contributions made by the executive for the year in relation to the contributions made and incentive compensation awarded to the other executives for the same year.

Executive	Minimum Annual Base Salary for 2012	Target Annual Cash Incentive Compensation (as % of annual base salary)
Scott W. Fordham	$325,000	100%
William J. Reister	$250,000	80%
Telisa Webb Schelin	$225,000	67%
Thomas P. Simon	$225,000	67%
James E. Sharp	$205,000	32%

During the initial term, each executive is also eligible to receive equity awards under the 2005 Incentive Award Plan and any other successor plan, at the discretion of the compensation committee.  Each executive’s target annual long-term incentive award is equal to a percentage of the executive’s base salary plus the target annual cash incentive compensation, as set forth in the table below.  The amount of each equity award granted to the executive must be reasonable in light of the contributions made, or anticipated to be made, by the executive for the period for which that equity award is made.

Executive	Target Annual Long-Term Incentive Award (as % of annual base salary + target annual cash incentive compensation)
Scott W. Fordham	100%
William J. Reister	78%
Telisa Webb Schelin	67%
Thomas P. Simon	33%
James E. Sharp	33%

Payments Upon Termination or a Change of Control.  Under the employment agreements, we are required to provide any earned compensation and other vested benefits to the executives in the event of a termination of employment.  In addition, each executive will have the right to additional compensation and benefits depending upon the manner of termination of employment, as summarized below.

During the term of each employment agreement, we may terminate the agreement with or without “cause,” defined as, among other things, the executive’s dishonest or fraudulent action, willful misconduct or gross negligence in the conduct of his or her duties to us, or the executive’s material uncured breach of the employment agreement.  In addition, each executive may terminate his or her employment agreement for “good reason,” defined as, among other things, a material breach of the employment agreement by us.  If we terminate the executive’s employment without “cause” or if the executive terminates for “good reason:”

•                                          we will pay the executive an amount equal to the product of: (1) a “Severance Multiple,” equal to 2.6 for Mr. Fordham, 2.25 for Mr. Reister, 2.25 for Ms. Schelin, 1.75 for Mr. Simon and 1.75 for Mr. Sharp; and (2) the sum of: (a) the executive’s base salary and (b) the greater of: (i) the executive’s target annual cash incentive compensation; or (ii) the average of the annual cash incentive compensation received by the executive each year during the term of his or her employment agreement;

•                                          all equity awards with time-based vesting will immediately vest in accordance with their terms, and each equity award with performance vesting will vest at the greater of: (1) the target amount of the award, if applicable; or (2) an amount based on our performance from the commencement of the performance period through the date of termination, multiplied by a fraction, the numerator of which will be equal to the number of days the executive was employed by us from the commencement of the performance period through the date of termination and the denominator of which will be equal to the total number of days in the performance period; and

•                                          if the executive was participating in our group medical, vision and dental plan immediately prior to the date of termination, then we will pay to the executive a lump sum payment equal to: (1) eighteen times the amount of the monthly employer contribution that we made to an insurer to provide these benefits to the executive and his or her dependents in the month immediately preceding the date of termination plus (2) the amount we would have contributed to their health reimbursement arrangement for eighteen months from the date of termination if the executive had remained employed by us.

If the executive’s employment is terminated within eighteen months after the occurrence of the first event constituting a “change in control” (as defined in the employment agreements) of us or the operating partnership, each employment agreement provides that all equity awards with time-based vesting will immediately vest and each equity award with performance vesting will vest at the greater of: (1) the target amount of the award, if applicable, or (2) a prorated amount based on our performance from the commencement of the performance period through the end of the calendar month immediately preceding the change in control.  Further, during the initial term, if within eighteen months after a change in control, we terminate the executive’s employment without “cause” or the executive terminates his or her employment for “good reason:”

•                                          we will pay the executive a lump sum in cash in an amount equal to the product of: (1) the Severance Multiple (defined above for each executive) and (2) the sum of (a) the executive’s current base salary (or the executive’s base salary in effect immediately prior to the change in control, if higher) and (b) the greater of: (i) the executive’s target annual cash incentive compensation or (ii) the average of the annual cash incentive compensation received by the executive during the term of his or her employment agreement; and

•                                          if the executive was participating in our group medical, vision and dental plan immediately prior to the date of termination, then we will pay to the executive a lump sum payment equal to: (1) eighteen times the amount of the monthly employer contribution that we made to an insurer to provide these benefits to the executive and his or her dependents in the month immediately preceding the date of termination plus (2) the amount we would have contributed to their health reimbursement arrangement for eighteen months from the date of termination if the executive had remained employed by us.

If an executive’s employment agreement is terminated upon death or disability, we will pay (1) a lump sum in cash in an amount equal to the executive’s base salary and (2) the pro rata portion of any cash incentive compensation that would have been earned during the year of the termination.

Other Terms and Conditions.  During the term of the employment agreements (including any extensions) and for a period of fifteen months thereafter, each executive has agreed to certain non-competition and non-solicitation provisions.  The executives have also agreed to certain non-disclosure and non-disparagement provisions both during and after their employment with us.

Consulting Agreement

Effective August 31, 2012, we also entered into an Interim CEO Consulting Agreement with Mr. Aisner, pursuant to which Mr. Aisner agreed to serve as interim, non-employee chief executive officer of the Company on a part-time basis.  Under this consulting agreement, Mr. Aisner was to be paid a monthly fee equal to $22,167 and we were required to reimburse him for all reasonable expenses.  The consulting agreement was terminated on February 5, 2013.

Potential Payments upon Termination or Change of Control

The following table summarizes the potential cash payments and estimated equivalent cash value of benefits that would be payable to our executives under the terms of their employment agreements described above upon termination of those agreements under the various scenarios listed below, assuming the event took place on December 31, 2012 (without regard to any potential reductions required under the employment agreements for amounts in excess of Section 280G thresholds):

Name	Without Cause/ For Good Reason($)(1)	Change-in-Control (Termination Without Cause/ For Good Reason)($)(1)	Death/Disability($)

Scott W. Fordham	1,705,725	1,705,725	650,000

William J. Reister	1,028,225	1,028,225	450,000

Telisa Webb Schelin	859,475	859,475	375,000

Thomas P. Simon	667,382	667,382	375,000

James E. Sharp	488,225	488,225	270,000

(1)         Includes the lump sum payment to the executive if he or she was participating in our group medical, vision and dental plans immediately prior to the date of termination (assuming premiums as of December 31, 2012).

The amounts described above do not include payment or benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment, including, but not limited to, accrued vacation.

PROPOSAL NUMBER TWO —
NON-BINDING, ADVISORY VOTE ON NAMED EXECUTIVE
OFFICER COMPENSATION

On July 21, 2010, President Obama signed the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, into law.  The Dodd-Frank Act, among other things, amended the Exchange Act to add Section 14A(a)(1), which generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding stockholder vote to approve the compensation of the company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K.  This is commonly known as, and is referred to herein as, a “say-on-pay” proposal or resolution.  Under Section 14A(a)(1) of the Exchange Act, generally, each public company must submit a say-on-pay proposal to its stockholders not less frequently than once every three years.  Prior to completing the Self-Management Transaction on August 31, 2012, all of our named executive officers were employees of our former advisor or its affiliates, and we did not pay, and were not involved in determining, compensation for any of these individuals.  As a result, 2012 was the first year we paid our named executive officers, thus this is the first opportunity for our stockholders to approve their compensation.

As required by Section 14A of the Exchange Act, we are seeking a vote upon a non-binding advisory resolution to approve the compensation arrangements with our named executive officers as disclosed in the section of this proxy statement entitled “Compensation Discussion and Analysis.”  Accordingly, the Company is providing stockholders with the opportunity to approve the following non-binding, advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
YOU VOTE “FOR” THIS RESOLUTION.

We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement.  This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement.  Please read the “Compensation Discussion and Analysis” beginning on page 16 for additional details about our executive compensation program.

The say-on-pay resolution is advisory, and therefore will not have any binding legal effect on the Company or the compensation committee.  However, the compensation committee does value the opinions of our stockholders and intends to take the results of the vote on this proposal, along with other relevant factors, into account in its future decisions regarding the compensation of our named executive officers.

PROPOSAL NUMBER THREE —
RECOMMENDATION ON THE FREQUENCY OF THE
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also amended the Exchange Act to add Section 14A(a)(2), which generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding, advisory stockholder vote to determine whether the non-binding, advisory stockholder votes on the say-on-pay proposal required by Section 14A(a)(1) will occur every one, two or three years. Under Section 14A(a)(2), generally, each public company must submit this resolution to its stockholders not less frequently than every six years.

Accordingly, pursuant to Section 14A(a)(2) of the Exchange Act, we are providing stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, how frequently we will submit say-on-pay proposals to our stockholders in the future.  Our stockholders will have the following three options to choose from: (1) every year (“1 YEAR” on the proxy card), (2) every two years (“2 YEARS” on the proxy card) or (3) every three years (“3 YEARS” on the proxy card).  In addition, stockholders may choose to abstain from voting on this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR A
FREQUENCY OF EVERY YEAR (“1 YEAR” ON THE PROXY CARD).

Our board believes that submitting a non-binding, advisory say-on-pay resolution to stockholders every year is preferable.  Annual votes will provide us with clearer feedback regarding the compensation of our named executive officers.  The primary focus of the disclosure of the compensation of our named executive officers required to be included in our proxy statements is compensation granted in or for the prior fiscal year.  Additionally, the compensation committee re-evaluates the compensation of our named executive officers each year.  An annual say-on-pay resolution will match the annual focus of this proxy statement disclosure and provide us with the clearest and most timely feedback of the three options.  This feedback may then be considered by the compensation committee in its next annual decision-making process.  Additionally, the administrative process of submitting a non-binding, advisory say-on-pay resolution to stockholders on an annual basis is not expected to impose any substantial additional costs on the Company.

You may vote to advise us to have the vote on executive compensation held every year, every two years, or every three years, or you may abstain from voting.  You are not voting to approve or disapprove the board’s recommendation.  The result of the vote is advisory only and is non-binding on us.  Our board will consider the outcome of this non-binding advisory vote, along with any other factors it deems relevant, in adopting a voting frequency.

CERTAIN TRANSACTIONS

Policies and Procedures with Respect to Related Party Transactions

Our charter contains provisions setting forth our ability to engage in certain related party transactions.  Our board reviews all of the related party transactions and, as a general rule, any related party transactions must be approved by a majority of the directors not otherwise interested in the transaction. In determining whether to approve or authorize a particular related party transaction, our directors will consider whether the transaction between us and the related party is fair and reasonable to us and, in the case of loans to related parties, no less favorable to us than comparable loans between unaffiliated parties.

Related Party Transactions

On August 31, 2012, we entered into a series of agreements, and amendments to existing agreements and arrangements (the “Self-Management Transaction”), with BHH and each of Behringer Advisors, HPT Management and Services Holding), each a direct or indirect subsidiary of BHH.  As a result of the Self-Management Transaction, we now perform certain functions, including the advisory function, previously provided to us by Behringer Advisors.  In particular, we have hired personnel previously employed by affiliates of Behringer Advisors.  We are responsible for paying all of the costs, including salaries and benefits, of any person we employ.  Also, effective as of August 31, 2012, we are no longer required to pay asset management fees, acquisition fees or debt financing fees to Behringer Advisors (except for acquisition and debt financing fees related to the previously committed development of Two BriarLake Plaza).  We continue to purchase certain services from Behringer Advisors on a transitional basis, such as human resources, shareholder services and information technology.  HPT Management continues to provide property management services for our properties on substantially the same terms and conditions as our prior agreement with HPT Management; however; our agreement was amended to include a buyout option pursuant to which (1) we would acquire and assume certain assets and certain liabilities of HPT Management and (2) HPT Management would be deemed to have irrevocably waived the non-solicitation and non-hire provisions of the amended management agreement with respect to certain persons, including employees of HPT Management providing property management functions on our behalf.  We may exercise this buyout option on or after June 30, 2015 and prior to February 14, 2017, by delivering to HPT Management a notice of our irrevocable intent to exercise this option.  Upon the closing of the buyout, we would be required to pay HPT Management an amount, in cash, equal to 0.8 times the gross amount of all management and oversight fees earned by HPT Management under the amended management agreement for the trailing consecutive 12 months period, ending with the last full month prior to delivery of the buyout notice.

In connection with the Self-Management Transaction, we issued 10,000 shares of Series A Preferred Stock to Services Holdings for an aggregate price of $1.00.  We had previously sold 1,000 shares of our non-participating, non-voting convertible stock to Behringer Advisors for $1,000 on March 22, 2006.  Behringer Advisors surrendered these convertible shares in exchange for the Series A Preferred Stock.  Each share of the Series A Preferred Stock participates in dividends and other distributions on par with each share of our common stock.  In addition, the Series A Preferred Stock may be converted into shares of our common stock, reducing the percentage of our common stock owned by stockholders prior to conversion.  In general, the Series A Preferred Stock will convert into shares of our common stock: (1) automatically in connection with a listing of our common stock on a national exchange (2) automatically upon a change of control or (3) upon election by the holder during the period that began on August 31, 2012, and ended on August 31, 2017.  The determination of the number of shares of our common stock into which the Series A Preferred Stock may be converted generally will be based upon 10% of the excess of our “company value” plus total distributions in excess of the current distribution rate after the issuance of the shares and through the date of the event triggering conversion, over the aggregate value of our common stock outstanding as of the issuance date of the shares.  If the shares of Series A Preferred Stock are not otherwise converted into common stock prior to August 31, 2017, then they will be redeemed for $100,000 which represents $10.00 per share.

Prior to August 31, 2012, depending on the nature of the asset, we paid Behringer Advisors an annual asset management fee of either (1) 0.6% of aggregate asset value for operating assets or (2) 0.6% of total contract purchase price plus budgeted improvement costs for development or redevelopment assets (each fee payable monthly in an amount equal to one-twelfth of 0.6% of such total amount as of the date it is determinable).  Asset management fees of approximately $5.7 million, $6.2 million, and $8.9 million were waived for the years ended

December 31, 2012, 2011 and 2010, respectively.  We incurred and expensed approximately $10.5 million, $20.1 million and $20.1 million of asset management fees for the year ended December 31, 2012, 2011 and 2010, respectively, inclusive of amounts recorded within discontinued operations.  Effective as of August 31, 2012, we are no longer required to pay asset management fees to Behringer Advisors.

On August 31, 2012 we paid Behringer Advisors approximately $1.5 million in consideration for certain assets located at our corporate offices and used in our business, such as IT equipment and office furniture; for the license under the license agreement regarding our use of the “Behringer Harvard” name and logo; and for the other agreements, covenants and obligations of Services Holdings and its affiliates in connection with the transaction.

Prior to August 31, 2012, Behringer Advisors and certain of its affiliates earned fees and compensation in connection with the acquisition, debt financing, asset management and sale of our assets.  Specifically, Behringer Advisors, or its affiliates, received acquisition and advisory fees of up to 2.5% of (1) the purchase price of real estate investments acquired directly by us, including any debt attributable to these investments or (2) when we make an investment indirectly through another entity, our pro rata share of the gross asset value of real estate investments held by that entity.  Behringer Advisors or its affiliates also received up to 0.5% of the contract purchase price of each asset purchased or the principal amount of each loan made by us for reimbursement of expenses related to making the investment. Behringer Advisors or its affiliates were also entitled to a debt financing fee equal to 1.00% of the amount of any debt made available to us.  The agreement to receive these fees after August 31, 2012, remains in full force and effect with respect only to the development of Two BriarLake Plaza until the earlier to occur of (1) our ceasing development in a manner that is reasonably consistent with the approved development plan or (2) Behringer Advisors having received the last payment from us in connection with that development.

Behringer Advisors earned approximately $0.1 million in acquisition and advisory fees or reimbursement of expenses in each of the years ended December 31, 2012 and 2011.  Behringer Advisors earned no acquisition and advisory fees or reimbursement of expenses in the year ended December 31, 2010.  Behringer Advisors earned approximately $0.7 million and $6.1 million of debt financing fees for the years ended December 31, 2012 and 2011, respectively.  Behringer Advisors earned no debt financing fees in the year ended December 31, 2010.

Under the previous advisory agreement, Behringer Advisors required us to reimburse it for costs and expenses paid or incurred to provide services to us, including the costs of goods, services or materials used by us and the salaries and benefits of persons employed by it and its affiliates and performing services for us; provided, however, no reimbursement was made for salaries and benefits to the extent Behringer Advisors received a separate fee for the services provided.  Effective August 31, 2012, we and Behringer Advisors amended and restated the advisory agreement as an Administrative Services Agreement (the “Services Agreement”).  Under the Services Agreement, Behringer Advisors is no longer responsible for performing the day-to-day asset management services it had been required to perform under the advisory agreement, except as otherwise set forth in the agreement.

Pursuant to the Services Agreement, Behringer Advisors, directly or through its affiliates, continues to provide standard human resources services, shareholder services and information technology services, collectively referred to herein as the “Core Services,” to us through the term of the Services Agreement or the term of the respective Core Services.  In addition, we may request that Behringer Advisors, directly or through its affiliates, provide certain additional services, collectively referred to herein as the “Non-Core Services,” which include non-standard human resources services, shareholder services and information technology services, as well as real estate transactional support, information management, internal audit, risk management, marketing and cash management services. Behringer Advisors has agreed to perform, or cause its affiliates to perform, these services in the manner and at the locations and level of service consistent with past practice and with the same standard of care as historically provided under the advisory agreement.  We are required to pay Behringer Advisors for services performed on our behalf, based upon either fixed or flat fee amounts or the hourly billing rate of the persons providing the services.  These amounts and rates will increase by 1.5% on January 1, 2013 and by 3% on an annual basis thereafter throughout the term of the Services Agreement.  In addition, we are required to reimburse Behringer Advisors for (1) the costs of subcontractors retained on our behalf or for our benefit and paid by Behringer Advisors or its affiliates including, but not limited to, their products, services, materials and expenses; (2) the cost of materials, provided that the aggregate amount of reimbursements from us and any other entities that receive similar services from Behringer Advisors or its affiliates may not exceed the aggregate cost of those materials; and (3) any out-of-pocket travel and other expenses, consistent with past practice under the advisory agreement.  For the years ended December 31, 2012, 2011 and 2010, we incurred and expensed approximately $3.8 million, $3.8 million and $4.2 million, respectively, for reimbursement of costs and expenses to Behringer Advisors, inclusive of amounts incurred after August 31, 2012.

The Services Agreement terminates on February 14, 2017.  However, specific categories of services may be terminated earlier. In connection with any termination of the Services Agreement or a particular service, in addition to any reimbursable costs due, we are required to reimburse Behringer Advisors for “exit costs,” comprised of any cost, including early termination charges and transition fees, incurred by Behringer Advisors and its affiliates as a result of any cessation of the service or services, subject to certain limitations.  Effective December 29, 2012, we have terminated the following Non-Core Services: information management, risk management, marketing and cash management services.

HPT Management receives fees for property management services and construction supervision at our properties, which may be subcontracted to unaffiliated third parties.  The property management fees are generally equal to approximately 3% of gross revenues of the respective property; and construction supervision fees are generally equal to an amount not greater than 5% of all hard construction costs incurred in connection with capital improvements, major building reconstruction and tenant improvements.  In the event that we contract directly with a non-affiliated third party property manager for property management services of a property, we pay HPT Management an oversight fee equal to 0.5% of gross revenues of the property managed.  In no event will we pay both a property management fee and an oversight fee to HPT Management with respect to any particular property.  We incurred and expensed fees of approximately $13.9 million, $14.3 million and $16.7 million in the years ended December 31, 2012, 2011 and 2010, respectively, inclusive of amounts recorded within discontinued operations, for the services provided by HPT Management.

HPT Management also requires us to reimburse it for costs and expenses paid or incurred to provide services to us, including salaries and benefits of persons employed by it and its affiliates and engaged in the operation, management and maintenance of our properties.  For the years ended December 31, 2012, 2011 and 2010, we incurred and expensed approximately $23.5 million, $25.2 million and $27.4 million, respectively, for reimbursement of these costs and expenses to HPT Management.

At both December 31, 2012 and 2011 we had payables to related parties of approximately $1.4 million consisting primarily of expense reimbursements payable to Behringer Advisors and property management fees payable to HPT Management.

Effective August 31, 2012, we entered into an Interim CEO Consulting Agreement with Robert S. Aisner (the “Consulting Agreement”), pursuant to which Mr. Aisner would serve as our interim, non-employee Chief Executive Officer on a part-time basis.  Under this Consulting Agreement, Mr. Aisner devoted approximately 20% of his working time to Company matters, and earned a monthly fee equal to $22,167 as well as reimbursement for all reasonable expenses.  The Consulting Agreement was terminated on February 5, 2013.

ADDITIONAL INFORMATION

Householding

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing costs. Only one copy of this proxy statement and the 2012 Annual Report will be sent to certain beneficial stockholders who share a single address, unless any stockholder residing at that address has given contrary instructions.

If any beneficiary stockholder residing at such an address desires at this time to receive a separate copy of this proxy statement and the 2012 Annual Report or if any stockholder wishes to receive a separate proxy statement and 2012 Annual Report in the future, the stockholder should contact Shareholder Services by telephone at (866) 655-3600, or by mail at Behringer Harvard REIT I, Inc., Attn: Shareholder Services, 15601 Dallas Parkway, Suite 600, Addison, Texas 75001.

Stockholder Proposals for 2013 Annual Meeting

In order for a stockholder proposal to be considered for inclusion in our proxy statement for the 2014 Annual Meeting of Stockholders, written proposals must be received by our corporate secretary no later than December 6, 2013. Proposals we receive after that date will not be included in the proxy statement for the 2014 Annual Meeting of Stockholders. We are not required to include stockholder proposals in our proxy materials unless certain other conditions are met.

Further, nominations by stockholders of candidates for director or proposals of other business by stockholders not intended to be included in our proxy materials must be submitted in accordance with our bylaws. Our bylaws currently provide that, in order for a stockholder to bring any nominations or business before an annual meeting, certain conditions set forth in Section 2.13 of our bylaws must be complied with, including, but not limited to, delivery of notice, not less than 90 days nor more than 120 days prior to the first anniversary of the mailing of the notice for the annual meeting held in the prior year, to our corporate secretary. Accordingly, under our current bylaws, a stockholder’s director nomination or proposal intended to be considered at the 2014 Annual Meeting of Stockholders must be received by our corporate secretary no earlier than December 6, 2013 and not later than January 4, 2014. Our corporate secretary will provide a copy of our bylaws upon written request and without charge.

Stockholder proposals should be submitted in writing and addressed to:  Corporate Secretary, Behringer Harvard REIT I, Inc., 17300 Dallas Parkway, Suite 1010, Dallas, Texas.

Please ensure the address to the right shows through the . window of the enclosed postage-paid return envelope. PROXY TABULATOR P.O. BOX 55046 BOSTON, MA 02205-9836 Your Proxy Vote is Important! We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week, through 11:59 p.m. (Eastern time) the day prior to the Annual Meeting. Vote by Internet Please go to the electronic voting site at www.eproxyvote.com/bhl and follow the on-line instructions. Vote by Phone Please call us toll free at 1-866-977-7699, and follow the recorded instructions. Vote by Mail Please complete, sign and date this form. Fold and return your entire ballot in the enclosed postage paid return envelope. P.O. BOX 55046 BOSTON, MA 02205-5046 Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you authorize your proxy by Internet or telephone, you do not need to mail back your proxy card. BEHRINGER HARVARD REIT I, INC. PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 21, 2013 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. The undersigned stockholder hereby appoints Scott W. Fordham and Telisa Webb Schelin, or either of them individually, and each of them, with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all shares of the Company’s common and preferred stock that the undersigned is entitled to vote as of the record date and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held at the Westin Galleria Dallas, 13340 Dallas Parkway, Dallas, Texas 75240, on June 21, 2013 at 12:00 P.M. local time, or at any adjournment or postponement thereof, with all powers that the undersigned would possess if present at the meeting. The undersigned hereby acknowledges receipt of their Notice of Annual Meeting of Stockholders and the accompanying proxy statement, and revokes any proxy heretofore given with respect to such meeting. When shares are held by joint tenants or tenants in common, the signature of one shall bind all unless the Secretary of the Company is given written notice to the contrary and furnished with a copy of the instrument of order that so provides. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person. IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR ANNUAL MEETING OF STOCKHOLDERS: The Proxy Statement and 2012 Annual Report to Stockholders are available at http:/www.behringerharvard.com/proxy. ELECTRONIC DELIVERY OF PROXY MATERIALS Sign up to receive the 2013 Annual Report to Stockholders and proxy material electronically rather than by mail. To sign up for this optional service, visit www.eproxyvote.com/bh1. When the materials are available, we will send you an e-mail with instructions that will enable you to receive these materials electronically.

The Board of Directors recommends that you vote FOR ALL nominees listed. 1. The election of the following nominees as directors: The votes entitled to be cast by the stockholder will be cast as directed by the stockholder. If this proxy is executed but no direction is given, the votes entitled to be cast by the stockholder will be cast “FOR ALL” nominees in Proposal 1, “FOR” the approval of the compensation of the Company’s named executive officers and for the “1 YEAR” frequency to approve the compensation of the Company’s named executive officers. The votes entitled to be cast by the stockholder will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof. Please mark box(es) as shown in this example. X . (1) Robert S. Aisner (2) Charles G. Dannis (3) M. Jason Mattox (4) Steven W. Partridge (5) G. Ronald Witten The Board of Directors recommends you vote FOR the following proposal. 2. To approve by non-binding vote the compensation of the Company’s named executive officers. The Board of Directors recommends you vote 1 YEAR on the following proposal. 3. To recommend by non-binding vote the frequency of the vote to approve the compensation of the Company’s named executive officers. 4. To vote and otherwise represent the undersigned on any matter that may properly come before the meeting or any adjournment or postponement thereof in the discretion of the proxy holder. Signature Signature Date NOTE: Please sign as name appears hereon. Joint owner signature required only if notice has been given to the Secretary of the Company that the signature of a single joint tenant or tenant in common owner is not sufficient to bind all owners. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by an authorized person. Check here if you plan to attend the annual meeting. FOR ALL WITHHOLD ALL FOR ALL EXCEPT* * To withhold authority to vote for any individual nominee(s), write the number(s) of the nominee(s) in the box below: FOR AGAINST ABSTAIN 1 YEAR 2 YEARS 3 YEARS ABSTAIN